UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2025 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100

Irving, Texas 75038

(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Teresa S. Weber

On January 29, 2025, the Board of Directors (the “Board”) of biote Corp. (the “Company”) accepted the resignation of Teresa S. Weber, the Company’s Chief Executive Officer, from all positions she holds with the Company, including stepping down from the Board, effective as of February 1, 2025 (the “Effective Date”). Such resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Bret Christensen

Concurrently, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Bret Christensen as Chief Executive Officer (principal executive officer) of the Company and as a member of the Board to fill the vacancy created by Ms. Weber’s resignation, effective as of the Effective Date. Mr. Christensen will serve as a Class III director until the Company’s 2025 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Christensen, age 54, joins the Company from DermTech, Inc. (OTC: DMTKQ), where he served as the President, Chief Executive Officer and director from May 2023 to September 2024. From May 2017 to May 2023, Mr. Christensen was the Chief Commercial Officer of Insulet Corporation (Nasdaq: PODD), where he oversaw sales growth from approximately $367 million to $1.1 billion. From August 2013 to May 2017, Mr. Christensen served as general manager of Preventive Care at Myriad Genetics, Inc. (Nasdaq: MYGN). Prior to Myriad Genetics, Mr. Christensen held several executive positions at Hologic, Inc. (Nasdaq: HOLX), including vice president of sales and marketing of its Gynecologic Surgical Products division. Prior to Hologic, Inc., Mr. Christensen led key market development and sales teams at Cytyc Corporation. Mr. Christensen has served as a member of the board of directors of Axena Health since May 2024 and as the chairman since October 2024. Mr. Christensen earned a B.S. in Business Management from Utah Valley University and an MBA from the University of Utah. We believe Mr. Christensen’s extensive experience in women’s health and the broader healthcare sector qualifies him to serve as a member of the Board.

Offer Letter with Bret Christensen

In connection with his appointment as Chief Executive Officer, the Company entered into an offer letter with Mr. Christensen, dated as of January 29, 2025 (the “Offer Letter”). The Offer Letter provides for Mr. Christensen’s at-will employment and his duties as the Chief Executive Officer commencing on February 1, 2025. Under the terms of the Offer Letter, Mr. Christensen will receive an annual base salary of $700,000 per year and will be eligible to: (i) receive an annual discretionary bonus of up to 85% of his base salary; (ii) receive reimbursement of relocation expenses for ordinary and customary moving expenses in an amount not to exceed $200,000 upon the submission of valid receipts, in connection with Mr. Christensen relocating to Texas, and (iii) participate in the Company’s employee benefit plans and programs in accordance with the terms and conditions of such applicable plans and programs.

The Offer Letter also provides for the grant of an option pursuant to the Company’s 2022 Equity Incentive Plan to purchase up to 1,500,000 shares of the Company’s Class A common stock (the “Initial Option”), which award is to be granted no later than thirty (30) days after the Effective Date or, if later, on the first trading day that occurs thereafter on which the Company’s trading window reopens pursuant to its Insider Trading Policy. The Initial Option will be granted pursuant to the form of option award agreement previously adopted and disclosed by the Company.

On the Effective Date, the Company and Mr. Christensen will also enter into the Company’s standard form indemnification agreement, previously adopted and disclosed by the Company and filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-40128), filed with the SEC on June 2, 2022. This agreement requires the Company to indemnify Mr. Christensen, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

The foregoing description of the Offer Letter is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Other than the foregoing, Mr. Christensen is not party to any arrangement or understanding with any other pursuant to which he was appointed as an officer, nor is he party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K involving the Company. There are no family relationships between Mr. Christensen and any of the Company’s directors and executive officers.

Transition Agreement and Consulting Agreement with Teresa Weber

On January 30, 2025, Ms. Weber entered into a transition and separation agreement with the Company (the “Transition Agreement”), pursuant to which Ms. Weber will, contingent on her executing and allowing to become effective a general release of claims against the Company and certain related parties: (i) receive any accrued but unpaid salary and accrued but unused vacation through February 1, 2025, (ii) receive cash severance of $621,700, payable in installments commencing on the Company’s first regular payroll date that is no earlier than the first business day to occur on or after sixty (60) days following February 1, 2025, provided that on the first payment date, the Company will make a catch-up payment equal to the aggregate amount of cash severance payments that would have been paid to Ms. Weber through such date had the payments commenced on the first regularly scheduled payroll date following February 1, 2025, and (iii) remain eligible to receive an annual bonus for the 2024 fiscal year pursuant to the terms of the existing Service Agreement by and between Ms. Weber and the Company, subject to the terms and conditions therein. In addition, Ms. Weber’s outstanding equity awards granted under the 2022 Equity Incentive Plan will continue to vest through the later of (i) the termination date of the Consulting Agreement (as defined below) and (ii) February 1, 2026 (the “Vesting Termination Date”). Any such equity awards structured as stock options will remain exercisable until the three-month anniversary of the Vesting Termination Date (subject to earlier expiration in accordance with the terms of such awards, including in the event of a change in control or corporate transaction involving the Company), and all other rights and obligations with respect to her equity awards are set forth in the applicable award agreement and plan documents. The Transition Agreement also includes a customary general release of claims by Ms. Weber in favor of the Company and certain related parties.

Concurrently with the Transition Agreement, Ms. Weber also entered into a consulting agreement with the Company (the “Consulting Agreement”), effective as of the Effective Date. Pursuant to the Consulting Agreement, Ms. Weber will act as a strategic advisor to the Company through February 1, 2026 and, as consideration for such services, Ms. Weber will receive cash compensation in the amount of $20,000 per month. In the event certain services exceed 33 hours per calendar month, Ms. Weber will also be eligible to receive an hourly fee of $600 per additional hour worked. Additionally, the Consulting Agreement provides that, if during the term of the Consulting Agreement and prior to any termination described therein, a change of control (as defined in the applicable equity plan) occurs, Ms. Weber’s equity awards shall vest and become exercisable in full. Either party may terminate the Consulting Agreement for Cause (as defined in the Consulting Agreement).

The above descriptions of the Transition Agreement and Consulting Agreement are only summaries, do not purport to be complete and are qualified in their entirety by reference to the full text of the Transition Agreement and Consulting Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Item 7.01 Regulation FD Disclosure.

On January 30, 2025, the Company issued a press release with respect to the management changes described in Item 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 30, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTE CORP.

By:	/s/ Robert Peterson
Name:	Robert Peterson
Title:	Chief Financial Officer

Date: January 30, 2025